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PENNCORP FINANCIAL GROUP                                                    NEWS
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                                        Contact:          Joseph Kist
                                                          Broadgate Consultants
                                                          212-232-2222

FOR IMMEDIATE RELEASE


              PENNCORP COMPLETES SALE OF PROFESSIONAL INSURANCE TO
                             GE FINANCIAL ASSURANCE


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New York, April 1, 1999 -- PennCorp Financial Group, Inc. (NYSE: PFG) announced that it has closed the sale of its work-site business, Professional Insurance Company to GE Financial Assurance Holdings, Inc., a unit of GE Capital. The transaction price was $47.5 million and results in net cash proceeds of approximately $40.5 million, after the settlement of intercompany obligations and the payment of expenses relating to the transaction.

         This sale is a key part of PennCorp's previously announced plan to divest non-strategic assets and focus management's time and resources on its core life operations in Dallas and Waco, Texas.

         Keith Maib, President and Chief Executive Officer of PennCorp, stated, "We are extremely pleased to complete the sale of Professional Insurance to GE Financial Assurance ahead of our internal time schedule. The closing of this transaction is an important milestone in meeting our ultimate objective of reducing debt and transforming PennCorp into a more streamlined, focused company. We expect to complete the sales of United Life and Annuity and the Career Sales division, which are currently under contract for sale to ING America Insurance Holdings, Inc. and Universal American Financial Corporation, respectively, during the second quarter."


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         Pursuant to the terms of the Company's Credit Agreement with its lenders, $40.0 million of cash proceeds will be used to reduce principal and terminate corresponding commitments under the senior bank facility, reducing the total amount of outstanding principal to $394.0 million.

         Tom Otte, President of GE Financial Assurance's Worksite Insurance Group, stated, "The Professional Insurance Company provides GE Financial Assurance with an additional platform to strengthen its competitive position in the work-site marketing of insurance and other products."

         PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market through the United States and Canada.

         Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: All statements in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and the lapse rate and profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors which may affect the profitability of PennCorp's insurance products; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance


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companies; (8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A. M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products; (9) PennCorp's ability to successfully complete its Year 2000 remediation efforts; (10) the ultimate realizable value of Businesses Held for Sale; and (11) unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.

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